Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Announces FDA Approval for

First Generic Lovenox®

—Company to schedule conference call later today —

CAMBRIDGE, MA — July 23, 2010 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today announced that the U.S. Food and Drug Administration has granted marketing approval of the Abbreviated New Drug Application (ANDA) for enoxaparin sodium for injection filed by Sandoz.  Developed under a collaboration agreement between Momenta and Sandoz, this product has been designated therapeutically equivalent to the reference-listed drug, Lovenox®, which is marketed by Sanofi-Aventis.

“The approval of M-Enoxaparin marks a key milestone for Momenta, and we are extremely pleased,” commented Craig Wheeler, President and CEO.  “This is the first product based on Momenta’s technology platform to be approved, and demonstrates our ability to characterize and develop a complex mixture drug like Lovenox.”

The Company is aware that other ANDAs for enoxaparin sodium injection have been filed.  These other applicants may receive approval at a later date.

Conference Call Information

Management will host a conference call on July 23, 2010 at 1:00 pm ET.  Call details to follow separately.

About Momenta

Momenta Pharmaceuticals is a biotechnology company, headquartered in Cambridge, MA, specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs,

intentions, goals, strategies, plans or prospects, including our beliefs regarding the potential commercial market for enoxaparin sodium injection, usp, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Lovenox ® is a registered trademark of Sanofi-Aventis.

Contact:

Beverly Holley

Director, Investor Relations

bholley@momentapharma.com

617-395-5189